Exhibit 99.1

Contact:	Randy Giles Chief Financial Officer (301) 581-5687

Drew Asher SVP, Corporate Finance (301) 581-5717
COVENTRY HEALTH CARE COMPLETES $600 MILLION, 10-YEAR SENIOR NOTES OFFERING
BETHESDA, Md. (June 7, 2011) — Coventry Health Care, Inc. (NYSE: CVH) announced today that it has completed a $600 million public offering of 5.45% Senior Notes due 2021. The company intends to use the net proceeds of this offering for the repayment, redemption, or repurchase of existing debt and for other general corporate purposes.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are defined as statements that are not historical facts and include those statements relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Coventry undertakes no obligation to update or revise any forward-looking statements.
Coventry Health Care (www.coventryhealthcare.com) is a diversified national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental and workers’ compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators.